                            Press Release                                                                                                                                                           Exhibit 99.1

Contacts:

Karen Tillman	BEA Media:
Oracle Corporate Communications	Paul Kranhold/Andrew Cole
650.245.7687	Sard Verbinnen & Co
karen.tillman@oracle.com	415.618.8750

Roy Lobo	BEA Investor Relations:
Oracle Investor Relations	Kevin Faulkner
650.506.4073	408.570.8293
investor_us@oracle.com

Oracle to Acquire BEA Systems

REDWOOD SHORES, Calif., January 16, 2008 -- Oracle Corporation (NASDAQ: ORCL) and BEA Systems (NASDAQ: BEAS) announced today they have entered into a definitive agreement under which Oracle will acquire all outstanding shares of BEA for $19.375 per share in cash. The offer is valued at approximately $8.5 billion, or $7.2 billion net of BEA’s cash on hand of $1.3 billion. “We expect this deal to be accretive to Oracle's earnings by at least 1-2 cents on a non-GAAP basis in its first full year after closing,” said Oracle President and Chief Financial Officer Safra Catz.

"The addition of BEA products and technology will significantly enhance and extend Oracle’s Fusion middleware software suite,” said Oracle CEO Larry Ellison. “Oracle Fusion middleware has an open “hot-pluggable” architecture that allows customers the option of coupling BEA’s WebLogic Java Server to virtually all the components of the Fusion software suite. That’s just one example of how customers can choose among Oracle and BEA middleware products, knowing that those products will gracefully interoperate and be supported for years to come.”

“Over the past several months our Board of Directors, with the assistance of independent financial and legal advisors, has reviewed various ways to maximize stockholder value, including engaging in discussions with third parties about a possible sale of the company,” said Alfred Chuang, BEA’s Chairman and CEO. “This transaction is the culmination of that diligent and thoughtful process, and we believe it is in the best interests of our shareholders. I am confident our innovative products, talented employees and worldwide customer base will be key contributors to the success of the combined company over the long term. We look forward to working with Oracle toward a successful completion of the transaction.”

“BEA is a pioneer in middleware, and this combination recognizes the innovation and customer success the company has achieved. Our joint customers have consistently suggested this deal for more than three years,” said Oracle President Charles Phillips. “This transaction will accelerate the adoption of Java-based middleware technologies and SOA; advance innovation in enterprise applications infrastructure software; extend our strategic relationships with customers and partners; and increase our penetration in key regions like China.”

The Board of Directors of BEA Systems has unanimously approved the transaction. It is anticipated to close by mid-2008, subject to BEA stockholder approval, certain regulatory approvals and customary closing conditions.

There will be a conference call to discuss the transaction at 6:00 a.m. PT today. Investors can listen to the conference call by dialing 719-325-4780. A replay will be available for 24 hours after the call ends at 719-457-0820, passcode: 3644405. A live audio webcast of the call will be made available at www.oracle.com/investor and a replay will be available for seven days after the call ends.

About Oracle

Oracle (NASDAQ: ORCL) is the world's largest enterprise software company. For more information about Oracle, please visit our Web site at http://www.oracle.com.

About BEA

BEA Systems, Inc. (NASDAQ: BEAS) is a world leader in enterprise infrastructure software. Information about how BEA helps customers build a Liquid Enterprise(tm) that transforms their business can be found at bea.com.

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Trademarks

Oracle is a registered trademark of Oracle Corporation and/or its affiliates. Other names may be trademarks of their respective owners.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Oracle and BEA including statements that involve risks and uncertainties concerning Oracle's proposed acquisition of BEA. Actual events or results may differ materially from those described, expressed or implied in this press release due to a number of risks and uncertainties, many of which are beyond the control of Oracle or BEA. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, general economic conditions, industry specific conditions and the possibility that Oracle or BEA may be adversely affected by other economic, business, and/or competitive factors. In addition, please refer to the documents that Oracle and BEA, respectively, file with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and BEA's respective financial and operational results to differ materially from those contained in the forward-looking statements set forth in this document. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or BEA. Oracle and BEA are under no duty to update any of the forward-looking statements after the date of this document to conform to actual results.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, BEA will file file a proxy statement with the Securities and Exchange Commission (the “SEC”) Additionally, BEA and Oracle will file other relevant materials in connection with the proposed acquisition of BEA by Oracle pursuant to the terms of an Agreement and Plan of Merger by and among Oracle, Bronco Acquisition Corporation, a wholly-owned subsidiary of Oracle, and BEA. The materials to be filed by BEA with the SEC may be obtained free of charge at the SEC's web site at www.sec.gov. Investors and security holders of BEA are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

Oracle, BEA and their respective directors, executive officers and other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of BEA stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Oracle's executive officers and directors in the solicitation by reading the proxy statement and other relevant materials filed with the SEC when they become available. Information concerning the interests of BEA’s participants in the solicitation, which may, in some cases, be different than those of BEA stockholders generally, is set forth in the materials filed with the SEC on Form 10-K and will be set forth in the proxy statement relating to the merger when it becomes available.